Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 827-4444
robert.grieves@ace-ina.com

ACE REPORTS THIRD QUARTER 2007 NET INCOME OF $656 MILLION, UP 13%;

OPERATING INCOME INCREASES 6% TO $692 MILLION

HAMILTON, Bermuda, October 23, 2007 — ACE Limited (NYSE: ACE) today reported net income for the third quarter ended September 30, 2007, of $1.95 per ordinary share after payment of preferred dividends, compared with net income of $1.73 per share for the same quarter last year. Income excluding net realized gains (losses) was $2.06 per share, compared with $1.96 per share for the same quarter of last year. (1) Book value increased $851 million in the quarter.

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2007	2006	Change	2007	2006	Change
Net income	$656	$578	13%	$1.95	$1.73	13%
Net realized gains (losses), net of tax	(36)	(74)	—	(0.11)	(0.23)	—
Income excluding net realized gains (losses), net of tax (1)	$692	$652	6%	$2.06	$1.96	5%
Combined ratio	88.5%	85.8%

Net income for the first nine months of 2007 increased 22 percent to $5.98 per share, compared with $4.92 per share for the first nine months of 2006. For the first nine months of 2007, income excluding net realized gains (losses) and cumulative effect increased 18 percent to $6.02 per share, compared with $5.13 per share for the same period of 2006. (1) Book value increased $1.7 billion or 12% for the first nine months of 2007.

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Nine Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2007	2006	Change	2007	2006	Change
Net income	$2,006	$1,640	22%	$5.98	$4.92	22%
Net realized gains (losses), net of tax	(13)	(72)	—	(0.04)	(0.22)	—

Cumulative effect, net of tax(2)	—	4	—	—	0.01	—
Income excluding net realized gains and cumulative effect, net of tax (1)	$2,019	$1,708	18%	$6.02	$5.13	17%

Evan Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “We had another excellent quarter, marked by strong earnings and book value growth. It was a particularly strong quarter given the record-breaking results of the third quarter last year. Year-to-date, operating and net income were up more than 18 percent and 22 percent, respectively, and book value has increased 12 percent or nearly $2 billion. ACE’s global reach, product breadth and underwriting insight are competitive advantages that enable us to take advantage of profitable opportunities around the world while we shrink those areas where prices and terms do not meet our standards.”

Other third quarter operating highlights were as follows:

•	P&C net premiums written decreased .6% compared with the prior year quarter. Insurance net premiums written increased 2% and reinsurance net premiums written decreased 24%.

•	P&C net premiums earned increased 1% over the prior year quarter. Insurance net premiums earned increased 3% and reinsurance net premiums earned decreased 14%.

•	The combined ratio was 88.5% for the third quarter compared with 85.8% for the prior year quarter. The year-to-date combined ratio was 87.8% compared with 88.1% for the same period last year.

•	P&C underwriting income was $350 million for the third quarter.

•

Prior period development was favorable $70 million pre-tax for the quarter versus unfavorable $17 million pre-tax for the same quarter last year. Year-to-date, prior period development was favorable $128 million pre-tax versus favorable $29 million pre-tax for the same period last year.

•

Pre-tax losses related to catastrophes were $21 million for the third quarter versus $6 million for the prior year quarter. Year-to-date, pre-tax losses related to catastrophes were $136 million versus $11 million for the same period last year.

•	Operating cash flow amounted to $1.5 billion for the third quarter.

•	Invested assets increased by $2 billion or 5% during the third quarter to $41.9 billion.

•	Net unpaid losses and loss expenses increased $608 million to $22.6 billion from June 30, 2007.

•	Net investment income in the third quarter increased 19% over the prior year quarter to $492 million.

•	Shareholders’ equity at September 30, 2007, increased 12% from year-end 2006 to $16 billion.

•	Return on average equity for the third quarter was 18.1%; excluding FAS 115, it was 18.6%(3). Year-to-date, return on equity was 18.1%; excluding FAS 115, it was 18.8%.

•	Book value per share as of September 30, 2007, increased 6% from June 30, 2007, while tangible book value per share increased 7% (4).

•	Book value per share as of September 30, 2007, increased 12% from December 31, 2006, while tangible book value per share increased 15% (4).

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Details of our third quarter 2007 financial results for our business segments are available in the financial supplement. Key segment items include:

•	Insurance-North American: Net premiums written decreased 1% compared with the prior year quarter. The combined ratio was 88.8%.

•	Insurance-Overseas General: Net premiums written increased 6% over the prior year quarter. The combined ratio was 89.5%.

•	Global Reinsurance: Net premiums written decreased 24% over the prior year quarter. The combined ratio was 73.6%.

•

Life Insurance and Reinsurance: Net premiums written increased 38% over the prior year quarter. Income excluding net realized gains (losses) increased 31% over the prior year quarter to $47 million (1).

Please refer to the ACE Limited Financial Supplement dated September 30, 2007, which is posted on the Company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_september_30_2007.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its third quarter earnings conference call and webcast on Wednesday, October 24, 2007, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-230-5503 (within the United States) or 913-312-0841 (international); passcode 8840600. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 8840600.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses) and cumulative effect, net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other (income) expense related to partially-owned insurance companies because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We exclude the cumulative effect of a change in accounting principle net of tax because this amount resulted in a one-time adjustment to income.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measures beginning on page 21 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]

The cumulative effect is a benefit resulting from the inclusion of a forfeiture rate on restricted stock in our stock compensation expense calculations, as required under Financial Accounting Standard (FAS) 123R.

[3]	Calculated using income excluding net realized gains (losses).
[4]

Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding. Tangible book value per ordinary share is ordinary shareholders’ equity less goodwill divided by the shares outstanding.

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30	December 31
	2007	2006
Assets
Total investments	$41,467	$36,601
Cash	506	565
Insurance and reinsurance balances receivable	3,324	3,580
Reinsurance recoverable	14,218	14,580
Other assets	12,439	11,809

Total assets	$71,954	$67,135

Liabilities
Unpaid losses and loss expenses	$36,868	$35,517
Unearned premiums	6,542	6,437
Other liabilities	12,509	10,903

Total liabilities	$55,919	$52,857

Shareholders’ equity
Total shareholders’ equity	$16,035	$14,278

Total liabilities and shareholders’ equity	$71,954	$67,135

Book value per ordinary share (4)	$46.98	$42.03

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Gross premiums written	$4,463	$4,297	$13,596	$13,391
Net premiums written	2,800	2,790	9,152	9,166
Net premiums earned	3,150	3,088	9,240	8,799

Losses and loss expenses	1,910	1,818	5,563	5,246
Life and annuity benefits	39	29	108	91
Policy acquisition costs	463	437	1,314	1,282
Administrative expenses	358	353	1,070	1,091

Underwriting income(1)	380	451	1,185	1,089

Net investment income	492	414	1,414	1,173
Net realized gains (losses)	—	(113)	5	(113)
Interest expense	44	46	132	134
Other (income) expense	32	(2)	32	(19)
Income tax expense	140	130	434	398
Cumulative effect, net of tax	—	—	—	4

Net income	656	578	2,006	1,640
Preference shares dividend	(11)	(11)	(33)	(33)

Net income available to holders of ordinary shares	$645	$567	$1,973	$1,607

Diluted earnings per share:
Income excluding net realized gains (losses) and cumulative effect (1)	$2.06	$1.96	$6.02	$5.13
Net income	$1.95	$1.73	$5.98	$4.92

Weighted average diluted shares outstanding	330.6	326.7	330.1	326.5

Loss and loss expense ratio	62.5%	60.2%	62.0%	61.0%
Policy acquisition cost ratio	14.7%	14.2%	14.3%	14.7%
Administrative expense ratio	11.3%	11.4%	11.5%	12.4%
Combined ratio	88.5%	85.8%	87.8%	88.1%

Ratios exclude life insurance and reinsurance business

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Gross Premiums Written

Insurance - North American	$2,708	$2,550	$7,566	$7,427
Insurance - Overseas General	1,427	1,387	4,707	4,456
Global Reinsurance	228	291	1,041	1,312
Life Insurance and Reinsurance	100	69	282	196

Total	$4,463	$4,297	$13,596	$13,391

Net Premiums Written

Insurance - North American	$1,449	$1,459	$4,460	$4,464
Insurance - Overseas General	1,041	978	3,399	3,207
Global Reinsurance	215	284	1,023	1,299
Life Insurance and Reinsurance	95	69	270	196

Total	$2,800	$2,790	$9,152	$9,166

Net Premiums Earned

Insurance - North American	$1,595	$1,547	$4,589	$4,248
Insurance - Overseas General	1,141	1,099	3,394	3,224
Global Reinsurance	319	373	987	1,131
Life Insurance and Reinsurance	95	69	270	196

Total	$3,150	$3,088	$9,240	$8,799

Income Excluding Net Realized Gains (Losses) and Cumulative Effect (1)

Insurance - North American	$312	$297	$940	$828
Insurance - Overseas General	210	226	608	567
Global Reinsurance	142	135	413	388
Life Insurance and Reinsurance	47	36	133	96
Corporate	(19)	(42)	(75)	(171)

Total	$692	$652	$2,019	$1,708

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